Exhibit 10.1
SEPARATION AGREEMENT
This Separation Agreement (“Agreement”) is made and entered into by and between JONATHAN MATHER (“Employee”) and AMERICAN REPROGRAPHICS COMPANY, a Delaware corporation (“Employer”).
RECITALS
WHEREAS, Employee has been employed by Employer as Chief Financial Officer (“CFO”) since December 4, 2006, pursuant to the terms of an Executive Employment Agreement dated November 26, 2006 and subsequently amended April 17, 2008, March 11, 2009, March 16, 2010, and August 2, 2010 (“Executive Employment Agreement”);
WHEREAS, Employer and Employee have reached the mutual decision to end their employment relationship under the terms and conditions outlined herein; and
WHEREAS, Employee and Employer wish to resolve fully and completely all claims, if any, between them, including, but in no way limited to those related to Employee’s employment with or separation from employment with Employer.
NOW THEREFORE, in consideration of the promises herein contained, the parties agree as follows:
AGREEMENT
1. Purpose. The purpose of this Agreement is to set forth the terms under which Employee will transition out of his employment, and to settle fully and completely any and all disputes between Employee and Employer.
2. Separation from Employment. Employee acknowledges and agrees that his employment with Employer will end on Thursday, June 30, 2011 unless the condition set forth in the last sentence of Section 3 occurs, in which case, Employee’s employment with Employer will end as specified in Section 3.

3. Responsibilities Through Date Of Separation. Employee will retain the title of CFO, and shall continue to perform the duties of CFO, through his separation from employment or the date that a replacement CFO is officially appointed to, and assumes responsibilities of, such office, whichever date is earlier. In addition, Employee shall make his best effort to lead and facilitate the transition of Employer’s accounting and finance offices to Northern California. Employer shall use its best efforts to have a replacement CFO in place by June 30, 2011. If a new CFO is officially appointed by Employer prior to June 30, 2011, then, as of the date that the replacement CFO is officially appointed, Employee will no longer retain the title or duties of CFO; however, Employee shall remain employed by Employer as an executive based in Employer’s Glendale offices and will receive the same compensation and benefits he received as CFO, as set forth in the Executive Employment Agreement, through his separation of employment on June 30, 2011. If no CFO is officially appointed by Employer by June 30, 2011, Employee will continue in his capacity as CFO until the date that Employer officially appoints a replacement CFO or August 31, 2011, whichever date is earlier, at which time Employee will be separated from service. In no case shall severance payments under Section 7 of this Agreement commence before Employee’s separation from service.
4. Employer Support for Employee’s Transition Efforts. Through Employee’s separation date, Employer shall provide Employee with all necessary administrative support and access to offices and equipment necessary to carry out his responsibilities as set forth in Section 3 above. The explanation for the separation shall be that the transition of the Employer’s accounting and finance offices to Northern California has necessitated Employee’s separation from employment, mutually agreed by Employer and Employee, as Employer requires a CFO in Northern California and Employee does not wish to relocate.
5. Transition Compensation. Effective as of January 1, 2011 and continuing through his separation from service, Employee shall receive a base salary in the annualized amount of $375,000, less applicable deductions under federal and state law. Employer shall, upon the execution of this Agreement, pay Employee a lump sum catch-up payment equal to the difference between Employee’s current base salary and $375,000 for the period commencing on January 1, 2011 through the date on which Employer commences paying the base salary at the rate of $375,000. Employer also shall continue all of Employee’s benefits currently in effect through Employee’s separation from service. Employer’s continued obligation hereunder is expressly conditioned on Employee’s continued employment through the effective date of his separation and his compliance with Section 3, unless Employer expressly agrees to the contrary in writing.
6. Payments Due Upon Separation. On Employee’s date of separation, Employer shall: (a) pay Employee his then current base salary through the separation date; (b) pay Employee for any accrued and unused vacation through the separation date; and (c) reimburse Employee for any expenses incurred through the separation date which were not previously reimbursed.

7. Payments And Obligations After Separation.
a. Installment Payments of Severance. Upon Employee’s separation from service, as severance benefits, Employer shall continue to pay Employee on its regularly-scheduled paydays his full base salary (annualized at $375,000), less standard payroll deductions, for a period of twelve (12) months. Notwithstanding the foregoing, because Employee is a “specified employee” pursuant to Section 409A of the Internal Revenue Code of 1986, as amended, the commencement of payments under this Section 7(a) is required to be delayed for a period of six months following Employee’s termination of employment. Therefore, the payment of any amounts due during the six-month period following Employee’s termination date will be accumulated, held and distributed to Employee on the date that is six months and two days after Employee’s termination date; provided that Employee has signed, delivered, and not rescinded or revoked a general release (substantially in the form attached hereto as Exhibit A) of all known and unknown claims that Employee may then have against Employer within the timeframe specified in the release.
b. Continuation of Health Benefits. Provided that Employee has signed, delivered and not revoked the general release (substantially in the form attached hereto as Exhibit A), then until Employee reaches age 65, Employee shall remain enrolled in Employer’s health plan and shall continue to receive medical, dental and vision insurance coverage for himself and his eligible dependents pursuant thereto, on the same basis as any active employee or retiree of Employer, subject to any provider restrictions and applicable law. For a period of twelve (12) months following the separation date, the premium costs of Employee’s health coverage as set forth in this Section 7(b) shall be fully paid by Employer; thereafter, the premium costs of such coverage shall be paid by Employee at a rate not to exceed the amount equal to the COBRA premium for such coverage. Employee acknowledges and agrees that his rights and obligations, if any, with respect to any employee benefit plans offered by Employer (“Benefit Plans”) for which he has been eligible during his employment with Employer, shall be governed solely by the terms of the Benefit Plans.
c. Amendment To Stock Option Agreement. Pursuant to Sections 6(g) and 13(e) of the American Reprographics Company 2005 Stock Plan (the “Stock Plan”), the Employer shall cause the second sentence of Section 6 of the Stock Option Agreement between Employer and Employee (the “Stock Option Agreement”) to be deleted in its entirety and replaced with the following:

“The term of your option commences on the Date of Grant and expires upon the earliest of the following:
(a)(i) fifteen (15) months following Employee’s separation of service, and (ii) the Expiration Date indicated in the Grant Notice, provided that if during any part of such fifteen (15) month period you may not exercise your option solely because of the condition set forth in the preceding paragraph relating to “Securities Law Compliance,” your option shall not expire until the earlier of the Expiration Date or until it shall have been exercisable for an aggregate period of fifteen (15) months following Employee’s separation of service;”
Except as amended hereby, Section 6 of the Stock Option Agreement shall remain unchanged.
d. Vesting of Stock Options. The Company acknowledges that all of Employee’s stock options will have vested as of the separation date. Employee’s vested options shall be exercisable pursuant to Section 6 of the Stock Option Agreement as amended by Section 7(c) of this Agreement.
e. Vesting of Restricted Stock. The unvested portion of Employee’s restricted stock award (in the amount of 60,000 shares) shall continue to vest up through and following Employee’s separation of service until the date of the opening of the first trading window under Employer’s Insider Trading Compliance Program (the “Program”) following his separation date in which Employee is permitted to sell securities, at which date such shares shall be fully vested. Employer waives any right to repurchase the unvested portion of Employee’s restricted stock award.
f. Insider Trading Policy. Employee shall continue to be subject to the Program following his separation date. Employee acknowledges that it is the policy of the Employer to oppose the unauthorized disclosure of any material nonpublic information acquired in the workplace and the misuse of material nonpublic information in securities trading. Effective as of the date of the opening of the first trading window under the Program following his separation date in which Employee is permitted to sell securities, Employee shall not be subject to the pre-clearance requirements set forth in the Program and Employee shall be excluded from Attachments 2 and 3 of the Program. If Employer opens a trading window at any time prior to Employee’s separation date, and provided that Employee is not in possession of material nonpublic information at that time, Employee shall be permitted to establish one or more 10b5-1(c) plans in accordance with the Program during said open trading window period.

8. Restrictive Covenants and Confidentiality. Until his separation of employment and for the 12-month period that severance benefits will be paid to Employee, Employee agrees that to the extent permitted by law, he remains bound by the Obligations and Restrictive Covenants contained in his Executive Employment Agreement, Sections 8(a) and 8(b). Employee further understands and agrees that Section 9 of his Executive Employment Agreement, governing Confidentiality, remains in full force and effect until his separation of employment and thereafter. Employee represents and agrees that Employee will keep the terms of this Agreement completely confidential. Notwithstanding the foregoing, for legitimate business reasons Employee may disclose the fact of this Agreement and its terms to Employee’s spouse, accountants, legal counsel, auditors, or state or federal taxing authorities. Nothing herein limits Employee’s responsibility to respond truthfully under subpoena or as otherwise required by law.
9. Non-Disparagement. Employer and Employee agree not to make statements that disparage the other party. This Section shall not be construed to limit testimony under oath or otherwise in response to legal process or as otherwise required by law, except that if Employee is contacted to provide testimony concerning his employment with Employer, Employee agrees to notify Employer and provide Employer an opportunity to interview Employee before giving such testimony.
10. Indemnification/D&O Coverage. Employer confirms that it will indemnify and hold Employee harmless for all fees, expenses and damages (including reasonable attorneys’ fees and any expenses incurred in establishing a right to indemnification), judgments, fines, settlements and other amounts actually and reasonably incurred by Employee in connection with any threatened, pending or completed action or proceeding, whether civil, criminal, administrative, or investigative that Employee is made a party to by reason of the fact that he was performing services as an employee, officer or agent of Employer, to the maximum extent permitted by law.
11. Agreement Binding. This Agreement shall bind the heirs, personal representatives, successors, and assigns of each party, and inure to the benefit of each party, its heirs, successors, and assigns.
12. Entire Agreement. This Agreement together with the Executive Employment Agreement contains the entire agreement of the parties and supersedes all prior or contemporaneous negotiations, correspondence, understandings and agreements between the parties regarding the subject matter of this Agreement. Any modification to the terms of this Agreement must be made in writing and signed by all parties to this Agreement. For avoidance of doubt, the Executive Employment Agreement (except those provisions modified herein), the Stock Option Agreement (as amended herein), the Stock Option Plan and the December 4, 2006 Indemnification Agreement executed by the parties shall survive this Agreement and continue in full force and effect in accordance with their respective terms.

13. Governing Law and Severability. This Agreement is made and entered into in the State of California and shall in all respects be interpreted and enforced in accordance with California law. Should any provision of this Agreement be declared or be determined by any court to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby and said illegal or invalid part, term, or provision shall be automatically conformed to the law, if possible, or deemed not to be a part of the Agreement, if not.
14. Amendment. This document may not be modified except by written amendment, characterized as such, signed by Employee and an officer of Employer.
15. Further Acts. Each party to this Agreement agrees to perform any further acts and execute and deliver any documents that may be reasonably necessary to carry out the provisions and intent of this Agreement.
16. Attorneys’ Fees. In the event either party violates or breaches any term of this Agreement, the prevailing party shall be entitled to recover from the breaching party reasonable attorneys’ fees and costs incurred by the prevailing party to enforce its/his rights under this Agreement.
17. Mutual Negotiation. The parties acknowledge that this document is the product of mutual negotiation, with both parties represented by counsel of their choosing. In the event of a dispute as to the meaning of this document there shall be no presumption against the drafter of the document or any provision herein.
18. Counterpart Signatures. The parties agree that this Agreement may be signed in counterparts.
IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the dates set forth.

Dated: April 11, 2011	By:	/s/ Jonathan Mather JONATHAN MATHER

Dated: April 13, 2011	By:	/s/ Kumarakulasingam Suriyakumar

Kumarakulasingam Suriyakumar, FOR AMERICAN REPROGRAPHICS COMPANY, a Delaware corporation

EXHIBIT A
Form of General Release Agreement upon Separation
This Release Agreement (the “Release Agreement”) is entered into between Jonathan Mather (“Employee”) and American Reprographics Company, a Delaware corporation (“Employer”).
1. Separation Date. Employee’s employment with Employer ended on                     , 2011 (the “Separation Date”).
2. Effective Date and Rescission. Employee has up to 21 days after receipt of this Release Agreement to review it. Employee is advised to consult an attorney of his own choosing before signing this Release Agreement. Employee may sign this Release Agreement sooner, and if he does so, by his signature he voluntarily waives the 21-day consideration period. Furthermore, Employee has up to seven days after signing this Release Agreement to revoke it. If he wishes to revoke this Release Agreement after signing it, he may do so by delivering a letter of revocation to                     . If Employee does not revoke this Release Agreement, the eighth day after the date signed will be the “Effective Date.” Because of the seven-day revocation period, no part of this Release Agreement will become effective or enforceable until the Effective Date.
3. Payments Upon Separation. Employee acknowledges that on the Separation Date, Employer has paid him in full pursuant to Section 6 of that certain Separation Agreement between Employer and Employee, dated April  _____, 2011 (“Separation Agreement”).
4. Consideration for Release. Assuming this Release Agreement becomes effective pursuant to Section 2 above, Employer agrees to pay or provide to Employee the severance and other benefits as set forth in Section 7 of the Separation Agreement.
5. Release of All Claims by Employee. In consideration for the payment of severance and other benefits described in Paragraph 4 above, Employee waives, releases and promises never to assert any claims or causes of action, whether or not now known, against Employer or Employer’s current or former officers, directors, agents, employees, attorneys, predecessors, or successors and assigns, with respect to any matter, including (without limitation) any matter related to Employee’s employment with Employer or the termination of that employment, including (without limitation) claims of discrimination or harassment based on sex, age, race, national origin, disability or any other basis under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act and all other laws and regulations relating to employment. This release is not intended to release any claims Employee has or may have against any of the released parties for (a) indemnification as an officer, agent or employee under applicable law, charter document, insurance policy, Employer bylaws or similar agreement, (b) severance benefits and other termination benefits under the Separation Agreement, including under Section 7 of the Separation Agreement, (c) health or other insurance benefits based on claims already submitted or which are covered claims properly submitted in the future, (d) vested rights under pension, retirement, 401k or other benefit plans, (d) claims that cannot lawfully be released by private agreement, (e) in respect of events, acts or omissions occurring after the date of this Release Agreement, or (f) any claims to enforce the terms of this Release Agreement.
6. Section 1542 Rights Waived. Section 1542 of the Civil Code of the State of California provides, generally, that a release does not extend to unknown claims. Specifically, Section 1542 of the Civil Code of the State of California states as follows:
A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.
For purposes of implementing a full and complete release and discharge of Employer or Employer’s current or former officers, directors, agents, employees, attorneys, predecessors, or successors and assigns, Employee expressly waives and relinquishes all rights and benefits afforded to him by Section 1542 of the Civil Code of the State of California.
7. Covenant Not to Sue. Employee acknowledges that neither he, nor anyone acting on his behalf, has filed any grievance, lawsuit, complaint, charge, or claim now pending against Employer, its affiliates or subsidiaries or the present, future or former agents, owners, employees, officers, directors, attorneys, affiliates, and all persons acting by, through, under or in concert with them (the “Released Parties”) with any local, state, or federal agency or court. Employee agrees that neither he nor anyone acting on his behalf, will assert any grievance or lawsuit arising in whole or in part out of any act or omission occurring on or before the last date of execution of this Release Agreement. Employee further promises that if any state or federal administrative agency or court assumes jurisdiction over any such grievance or lawsuit against the Released Parties, he will seek to withdraw from the matter and have such grievance or lawsuit dismissed subject to applicable law.

8. No Admission. Nothing contained in this Release Agreement will constitute or be treated as an admission by Employee or Employer of liability, any wrongdoing or any violation of law.
9. Other Agreements. Except as expressly provided in this Release Agreement, this Release Agreement renders null and void all prior agreements between Employee and Employer and constitutes the entire agreement between the parties regarding the subject matter of this Release Agreement. This Release Agreement may be modified only in a written document signed by Employee and an officer of Employer. Notwithstanding any other provision of this Agreement, the applicable terms of the Separation Agreement shall remain in full force and effect. For avoidance of doubt, the Stock Option Agreement (as amended by the Separation Agreement), the Stock Option Plan, and the December 4, 2006 Indemnification Agreement executed by the parties, as set forth in the Separation Agreement shall survive this Release Agreement and continue in full force and effect in accordance with their respective terms.
10. Severability. If any term of this Release Agreement is held to be invalid, void or unenforceable, the remainder of this Release Agreement will remain in full force and effect and will in no way be affected, and the parties will use their best efforts to find an alternate way to achieve the same result.
11. Choice of Law. This Release Agreement will be construed and interpreted in accordance with the laws of the State of California.
12. Execution. This Release Agreement may be executed in counterparts, each of which will be considered an original, but all of which together will constitute one agreement. Execution of a facsimile copy will have the same force and effect as execution of an original, and a facsimile signature will be deemed an original and valid signature.
PLEASE READ CAREFULLY. THIS RELEASE AGREEMENT INCLUDES A RELEASE OF ALL KNOWN OR UNKNOWN CLAIMS.
Executed at                                         , California this                      day of                      , 2011.

By:
JONATHAN MATHER
Executed at                                         , California this                      day of                      , 2011.

By:
[Name]
For AMERICAN REPROGRAPHICS
COMPANY, a Delaware corporation